Exhibit(f)

MASTER FORM OF DEFERRED COMPENSATION AGREEMENT

     AGREEMENT, made on this _____ day of ______________________, 20__, by and between _______________, as an “Eligible Director/Trustee,” as defined below (the “Eligible Director/Trustee”) residing at _____________________ and each registered investment company under the Investment Company Act of 1940, as amended (the “1940 Act”) managed by Morgan Stanley Investment Management Inc. or Morgan Stanley Investment Advisors Inc. (each a “Fund” and collectively the “Funds”) for which the Eligible Director/Trustee serves from time to time as a director or trustee.

WITNESSETH:

     WHEREAS, the Funds have selected the Eligible Director/Trustee to serve as a director or trustee for the Board of Directors/Trustees of such Fund, and the Eligible Director/Trustee has agreed to serve in such capacity;

     WHEREAS, the Funds and the Eligible Director/Trustee desire to enter into an agreement whereby the Funds will provide to the Eligible Director/Trustee a vehicle under which the Eligible Director/Trustee can defer receipt of directors’ fees payable by the Funds;

     WHEREAS, each Fund, if any, listed on Exhibit A hereof for which a box is checked on Exhibit A has previously entered into an agreement with the Eligible Director/Trustee (the “Prior Agreement”), dated _______ __, ____, whereby the Fund has provided to the Eligible Director/Trustee a vehicle under which the Eligible Director/Trustee has deferred receipt of directors’ fees payable by the Fund; and

     WHEREAS, each Fund listed on Exhibit A hereof for which a box is checked on Exhibit A and the Eligible Director/Trustee both desire that this Agreement amend and restate the Prior Agreement with respect to such Fund, as appropriate.

     NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth in this Agreement, the Funds and the Eligible Director/Trustee hereby agree as follows:

1.     DEFINITIONS OF TERMS AND CONSTRUCTION.

     1.1     Definitions. Unless a different meaning is plainly implied by the context, the following terms as used in this Agreement shall have the following meanings:

            (a)     “Beneficiary” shall mean such person or persons designated pursuant to Section 4.5 to receive benefits after the death of the Eligible Director/Trustee.

            (b)     “Board of Directors/Trustees” shall mean the Board of Directors or the Board of Trustees, as the case may be, for each Fund.

            (c)     “Change in Control” shall mean a change in “control” as defined in Section 2(a)(9) of the 1940 Act and the regulations thereunder. Notwithstanding the previous sentence, no event or condition shall constitute a Change in Control of the Fund or the Fund’s investment adviser to the extent that, if it were, a 20% tax would be imposed upon or with respect to any Compensation under Section 409A of the Code; provided that, in such a case, the event or condition shall continue to constitute a Change in Control to the maximum extent possible without causing the imposition of such 20% tax.

            (d)     “Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

            (e)      “Compensation” shall mean the amount of directors/trustees’ fees paid by a Fund to the Eligible Director/Trustee during a Deferral Year (including retainer and meeting fees) prior to reduction for Compensation Deferrals made under this Agreement.

            (f)      “Compensation Deferral” shall mean the amount or amounts of the Eligible Director/Trustee’s Compensation from a Fund deferred under the provisions of Section 3 of this Agreement.

            (g)      “Deferral Account” shall mean, with respect to each Fund, the account maintained to reflect the Eligible Director/Trustee’s Compensation Deferral from such Fund made pursuant to Section 3 and any other credits or debits thereto; provided, however, that an Eligible Director/Trustee’s Deferral Account established pursuant to a Prior Agreement shall continue under this Agreement.

            (h)      “Deferral Year” shall mean each calendar year, and, for the calendar year of the effective date of this Agreement, the period beginning on the effective date and ending on December 31 of the calendar year which contains the effective date during which the Eligible Director/Trustee makes, or is entitled to make, Compensation Deferrals under Section 3.

            (i)      “Eligible Director/Trustee” shall mean a member of the Board of Directors/Trustees of a Fund, who is not an “interested person” of such Fund, as such term is defined under Section 2(a)(19) of the 1940 Act.

            (j)      “Election Form” shall mean a deferral election form, acceptable to the applicable Fund for use herewith, substantially in the form attached hereto as Exhibit B.

            (k)      “Hardship and Unforeseeable Emergency” shall mean a severe financial hardship to an Eligible Director/Trustee resulting from a sudden and unexpected illness or accident of the Eligible Director/Trustee or a dependent (within the meaning of Section 152(a) of the Code), of the Eligible Director/Trustee, loss of the Eligible Director/Trustee’s property due to casualty, or other similar extraordinary and unforeseeable circumstances, arising from events beyond the Eligible Director/Trustee’s control. Whether circumstances constitute a Hardship and Unforeseeable Emergency with respect to a Fund depends on the facts of each case, as determined by the Fund, but in any case does not include a hardship that may be relieved:

(i)	through reimbursement or compensation by insurance or otherwise;

(ii)	by liquidation of the Eligible Director/Trustee’s assets to the extent that liquidation itself would not cause such a severe financial hardship; or

(iii)	by ceasing to defer receipt of any compensation not yet earned.

The need to send an Eligible Director/Trustee’s child to college and the desire to purchase a home shall not constitute a Hardship and Unforeseeable Emergency.

            (l)      “Investment Options” shall mean any of the series of the Funds that are listed on Schedule B to the Election Form attached hereto as Exhibit B.

            (m)      “Separation from Service” shall mean, with respect to a Fund, the date on which the Eligible Director/Trustee ceases to be a member of the Board of Directors/Trustees of the Fund. Notwithstanding the previous sentence, with respect to any Compensation that is subject to Section 409A of the Code, Separation from Service shall be interpreted within the meaning of Section 409A of the Code and Treasury Regulation 1.409A -1(h).

            (n)      “Valuation Date” shall mean, for each Fund, the later of the last business day of each Deferral Year or a date no later than 90 days after a Separation from Service. The day of a Change in Control shall also be a Valuation Date.

     1.2      Plurals and Gender. Where appearing in this Agreement the singular shall include the plural and the masculine shall include the feminine, and vice versa, unless the context clearly indicates a different meaning.

     1.3      Headings. The headings and subheadings in this Agreement are inserted for the convenience of reference only and are to be ignored in any construction of the provisions hereof.

2.     PERIOD DURING WHICH COMPENSATION DEFERRALS ARE PERMITTED.

     2.1      Commencement of Compensation Deferrals. The Eligible Director/Trustee may elect, on an Election Form submitted to the President of the Funds, to commence Compensation Deferrals with respect to the Funds in accordance with Section 3 for Compensation earned for the Deferral Year commencing following the later of (i) the date this Agreement is executed by all the parties hereto and (ii) the date such form is submitted to the President of the Funds (the later of such two dates, the “Filing Date”). Notwithstanding the foregoing, an Eligible Director/Trustee may make an election, no later than 30 days after having first become an Eligible Director/Trustee, to defer any future Compensation earned for the period commencing after the Filing Date; provided, however, that such deferral election shall only apply to the pro rata portion of the Compensation that is earned from the date of such election through the remainder of the Deferral Year. If the Eligible Director/Trustee is deferring receipt of directors/trustees’ fees payable by certain of the Funds pursuant to a Prior Agreement, such deferral shall continue under this Agreement in the manner provided for in such Prior Agreement unless and until the Eligible Director/Trustee submits an election form to the Funds pursuant to Section 3.1, at which time this Agreement will amend and restate such Prior Agreement.

     2.2      Termination of Deferrals. The Eligible Director/Trustee shall not be eligible to make Compensation Deferrals with respect to the Funds after the earlier of the following dates:

            (a)     his Separation from Service for the Funds; or

            (b)     the effective date of the termination of this Agreement.

3.      COMPENSATION DEFERRALS.

     3.1      Compensation Deferral Elections.

            (a)     With respect to the first Deferral Year with respect to the Funds, and, for each subsequent Deferral Year with respect to the Funds, prior to the first day of such Deferral Year, the Eligible Director/Trustee may elect (taking into account, without limitation, the application of Section 409A of the Code, as the President of the Funds may deem appropriate), on an Election Form, to defer the receipt of all or a portion of the Compensation that he is entitled to receive from all of the Funds during such Deferral Year. Such Election Form shall allocate the amount of such Compensation Deferral in ten percent (10%) increments for series of a Fund selected under Section 3.3 of this Agreement. Such election shall continue in effect for all subsequent Deferral Years unless it is cancelled or modified as provided below. The deferral of Compensation from a Fund by an Eligible Director/Trustee pursuant to a Prior Agreement shall continue under this Agreement and shall be deemed an election to defer Compensation pursuant to this Section 3.1(a) unless the Eligible Director/Trustee submits a revised Election Form to the Funds pursuant to the terms of this Section 3.1. In the case of an election under a Prior Agreement applicable to one or more Funds, after which the Eligible Director/Trustee is to earn Compensation with respect to other Funds, then, unless the Eligible Director/Trustee provides express notice to the contrary, it shall be assumed that such election applies, and such election shall be applied, with respect to all Funds.

            (b)     Effective as of the effective date of this Agreement, amounts deferred under a Prior Agreement shall be subject to the terms of this Agreement.

            (c)     The Compensation Deferral with respect to the Funds shall be withheld from each payment of Compensation (with such payments to be made on a quarterly basis and to include meeting fees due to the Eligible Director/Trustee for meetings that occurred in the prior quarter) by the Funds to the Eligible Director/Trustee based upon the election by the Eligible Director/Trustee under Section 3.1(a) .

            (d)     If a Fund for which the Eligible Director/Trustee serves as a director or trustee commences operations subsequent to the date of this Agreement, then the Eligible Director/Trustee’s election pursuant to this Section 3.1 shall, as of the date of such Fund’s commencement of operations, automatically apply to any Compensation the Eligible Director/Trustee is entitled to receive that is attributable to such Fund.

            (e)     The Eligible Director/Trustee may cancel or modify his election under this Section 3.1 to defer Compensation with respect to the Funds on a prospective basis by submitting to the President of the Funds a revised Election Form; provided, that any such revised election (within the meaning of Section 409A(a)(4)(C)) must, except as may otherwise be permitted under the rules applicable under Section 409A of the Code, (A) be effective at least one year after it is made, or, in the case of payments to commence at a specific time, be made at least one year before the first scheduled payments, and (B) defer the commencement of distributions (and each affected distribution) for at least five years.

            (f)     The Eligible Director/Trustee’s Deferral Account with respect to the Funds shall be a bookkeeping entry only, and, as further set forth in Section 6.1, a Fund shall not be required to, and shall not, fund such Deferral Account.

     3.2     Valuation of Deferral Accounts.

            (a)     If an Eligible Director/Trustee elects to defer Compensation from the Funds pursuant to Section 3.1 hereto, then each Fund shall establish a bookkeeping Deferral Account to which will be credited an amount equal to the Eligible Director/Trustee’s Compensation Deferral that is attributed to that Fund under this Agreement, and an amount, if any, equal to the value, as of the effective date of this Agreement, of amounts deferred by the Eligible Director/Trustee with respect to that Fund under any Prior Agreement (plus any return on such amounts pursuant to such Prior Agreement(s)). The Compensation Deferral with respect to a Fund shall be allocated to the related Deferral Account on the first business day following the date such Compensation Deferral is withheld from the Eligible Director/Trustee’s Compensation that is attributed to such Fund. The Deferral Account with respect to a Fund shall be debited to reflect any distributions from that Account as of the date such distribution is made.

            (b)     As of each Valuation Date, income, gain and loss equivalents (determined as if a Deferral Account was invested in the manner set forth under Section 3.3, below) attributable to the period following the next preceding Valuation Date shall be credited to and/or deducted from such Deferral Account.

     3.3     Return on Deferral Account Balance.

            (a)     (i) For purposes of measuring the investment return on Compensation Deferrals, the Eligible Director/Trustee may elect on an Election Form to have the aggregate amount of his Compensation Deferrals from the Funds receive a hypothetical return applicable for these purposes at a rate of return (positive or negative) equal to the rate of return on shares of one or more of the classes of the series of the Funds that are Investment Options, in each case assuming reinvestment of dividends and distributions from such series, provided, however, that no more than four Investment Options may be elected at any one time, and further provided, that Compensation Deferrals shall be invested in increments of not less than ten percent (10%) per Investment Option.

(ii)

The Eligible Director/Trustee shall make a designation of investment return with respect to his or her Deferral Accounts on an Election Form which shall remain effective until another valid designation with respect to the Funds has been made by the Eligible Director/Trustee as herein provided. The Eligible Director/Trustee may amend his designation of investment return with respect to Compensation Deferral from the Funds as of the end of each calendar quarter by giving written direction and a revised Election Form to the President of the Funds at least 30 days prior to the end of such calendar quarter. A timely change to a Eligible Director/Trustee’s designation of investment return with respect to that Fund shall become effective on the first day of the calendar quarter following receipt by the President of the Fund.

(iii)

The President of the Funds in his sole discretion may change or add to the investment alternatives which may be designated by the Eligible Director/Trustee under this Section 3.3(a). Such designation by the Eligible Director/Trustee is not binding on the President of the Funds but is expected to be followed at all times.

            (b)     Except as provided below, the Eligible Director/Trustee’s Deferral Accounts shall receive returns in accordance with his investment designation for the Funds until such time as the amounts in each Eligible Director/Trustee’s Deferral Accounts have been fully distributed, provided such designation conforms to the provisions of this Section. If

(i)	the Eligible Director/Trustee does not furnish the President of the Funds with a written designation on a completed Election Form, or

(ii)	the written designation on a completed Election Form from the Eligible Director/Trustee is unclear,

then the Eligible Director/Trustee’s Deferral Accounts shall receive returns equal to the rate of return on shares of the Funds designated by the President of the Funds in his sole discretion until such time as the Eligible Director/Trustee shall provide the President of each such Fund with other instructions on a completed Election Form.

     Each Fund shall provide an annual statement to the Eligible Director/Trustee showing such information as is appropriate, including the aggregate amount in the Deferral Account for such Fund, as of a reasonably current date.

4. DISTRIBUTIONS FROM DEFERRAL ACCOUNT

     4.1      In General.

            (a)     Upon electing to defer Compensation on an Election Form pursuant to Section 3.1(a), the Eligible Director/Trustee shall also elect on such Election Form (taking into account, without limitation, Section 409A of the Code, as the President of the Funds may deem appropriate), whether amounts deferred pursuant to this Agreement shall be distributed in:

(i)	A single sum, or

(ii)	Generally equal annual installments over a period of five years.

[If such distributions are to be paid out in annual installment payments, the installment payments shall be treated as a series of separate payments for purposes of Section 409A of the Code.]

            (b)      Such distributions shall commence by the end of the calendar year in which the Eligible Director/Trustee’s Separation from Service or a Change in Control occurs, or, if later, 90 days thereafter.

            (c)     Unless otherwise determined by the President of the Funds and except as may otherwise be permitted under the rules applicable under Section 409A of the Code, the Eligible Director/Trustee may amend his election regarding the distribution of amounts deferred pursuant to this Agreement (to an option set forth in Section 4.1(a) not previously elected); provided that such amendment must (A) not be effective for at least one year after the revised election is made or, in the case of payments to commence at a specific time, be made at least one year before the first scheduled payment, and (B) defer the commencement of distributions (and each affected distribution) until a date which is at least five years past the date provided for in Section 4.1(b) .

            (d)     Notwithstanding the foregoing provisions of this Section 4.1, in the event of a Change in Control of a Fund’s investment adviser, or in the event of the liquidation, dissolution or winding up of any Fund or the distribution of all or substantially all of such Fund’s assets and property relating to one or more series of its shares to the shareholders of such series (for this purpose a sale, conveyance or transfer of the Fund’s assets to a trust, partnership, association or corporation in exchange for cash, shares or other securities with the transfer being made subject to, or with the assumption by the transferee of, the liabilities of such Fund shall not be deemed a termination of such Fund or such a distribution), all unpaid amounts in the Deferral Account attributable to Compensation deferred from such Fund as of the effective date thereof shall be paid in a single sum as soon as practicable and in no event more than 30 days after such effective date.

     4.2      Death Prior to Complete Distribution of Deferral Accounts. Upon the death of the Eligible Director/Trustee prior to the completion of the distribution of the amounts credited to his Deferral Accounts, the balance of each such Accounts shall be distributed to his Beneficiary in a single sum as soon as practicable, but in no event later than 90 days, after the Eligible Director/Trustee’s death.

     4.3      Hardship and Unforeseeable Emergency. An Eligible Director/Trustee may request at any time a withdrawal of part or all of the amount then credited to his Deferral Accounts on account of Hardship and Unforeseeable Emergency by submitting a written request to the Funds accompanied by evidence that his financial condition constitutes a Hardship and Unforeseeable Emergency. The Funds shall review the Eligible Director/Trustee’s request and determine the extent, if any, to which such request is justified. Any such withdrawal shall be limited to an amount reasonably necessary to meet the Hardship and Unforeseeable Emergency, but not more than the amount of benefit to which the Eligible Director/Trustee would be entitled if his service was terminated.

     4.4      Transitional Relief Under Section 409A of the Code. Notwithstanding the foregoing, an Eligible Director/Trustee may receive distributions at the time or times set forth in writing pursuant to a timely election, made in accordance with the transitional relief rules issued under Section 409A of the Code.

     4.5      Designation of Beneficiary. For the purposes of Section 4.2, the Eligible Director/Trustee’s Beneficiary shall be the person or persons so designated by the Eligible Director/Trustee in a written instrument in substantially the form attached hereto as Exhibit C submitted to the President of the Funds. In the event the Eligible Director/Trustee fails to properly designate a Beneficiary, his Beneficiary shall be the person or persons in the first of the following classes of successive preference Beneficiaries surviving at the death of the Eligible Director/Trustee, the Eligible Director/Trustee’s (i) surviving spouse or (ii) estate.

     4.6      Payments Due Missing Persons. The Funds shall make a reasonable effort to locate all persons entitled to benefits under this Agreement. However, notwithstanding any provisions of this Agreement to the contrary, if, after a period of five years from the date such benefit shall be due, any such persons entitled to benefits have not been located, their rights under this Agreement shall stand suspended. Before this provision becomes operative, the Funds shall send a certified letter to all such persons to their last known address advising them that their benefits under this Agreement shall be suspended. Any such suspended amounts shall be held by the Funds for a period of three additional years (or a total of eight years from the time the benefits first become payable) and thereafter, if unclaimed, such amounts shall be forfeited.

5. AMENDMENTS AND TERMINATION

     5.1      Amendments.

            (a)     The Funds and the Eligible Director/Trustee may, by a written instrument signed by both such parties, amend this Agreement at any time and in any manner (taking into account, without limitation, the application of Section 409A of the Code, as the President of the Funds may deem appropriate).

            (b)     The Funds reserve the right to amend, in whole or in part, and in any manner, any or all of the provisions of this Agreement by action of their Board of Directors for the purposes of complying with any provision of the Code or any other technical or legal requirements, provided that:

(i)

No such amendment shall make it possible for any part of any of the Eligible Director/Trustee’s Deferral Accounts to be used for, or diverted to, purposes other than for the exclusive benefit of the Eligible Director/Trustee or his Beneficiaries, except to the extent otherwise provided in this Agreement; and

(ii)	No such amendment may reduce the amount of the Eligible Director/Trustee’s Deferral Accounts as of the effective date of such amendment.

     5.2      Termination. The Eligible Director/Trustee and the Funds may, by written instrument signed by both such parties, terminate this Agreement at any time and his or her Deferral Accounts shall become payable as of the Valuation Date next following the effective date of the termination of this Agreement. Notwithstanding the foregoing, this Section 5.2 shall be interpreted at all times in a manner consistent with Section 409A of the Code and Treasury Regulation 1.409A -3(j)(ix) as shall be necessary to prevent the imposition of a 20% tax thereunder.

6. MISCELLANEOUS

     6.1      Rights of Creditors; Funding.

            (a) This Agreement is unfunded, and it is expressly understood and agreed that this Agreement is not intended to be funded for purposes of the Code. Neither the Eligible Director/Trustee nor any other person shall have any interest in any specific asset or assets of any Fund by reason of any Deferral Account hereunder, nor any rights to receive distribution of his Deferral Accounts except and to the extent expressly provided hereunder. No Fund shall be required to purchase, hold or dispose of any investments pursuant to this Agreement; however, if in order to cover its obligations hereunder a Fund elects to purchase any investments, the same shall continue for all purposes to be a part of the general assets and property of such Fund, subject to the claims of its general creditors and no person other than the Fund shall by virtue of the provisions of this Agreement have any interest in such assets other than an interest as an unsecured general creditor.

            (b)     The rights of the Eligible Director/Trustee and the Beneficiaries to the amounts held in a Deferral Account with respect to a Fund are unsecured and shall be subject to the creditors of such Fund. With respect to the payment of amounts held under a Deferral Account with respect to a Fund, the Eligible Director/Trustee and his Beneficiaries have the status of unsecured creditors of such Fund. This Agreement is executed on behalf of the Funds by an officer of the Funds as such and not individually. Any obligation of the Funds hereunder shall be an unsecured obligation of such Fund and not of any other person.

     6.2      Agents. A Fund may employ agents and provide for such clerical, legal, actuarial, accounting, advisory or other services as it deems necessary to perform its duties under this Agreement. The Fund shall bear the cost of such services and all other expenses it incurs in connection with the administration of this Agreement.

     6.3      Liability. To the maximum extent permitted by law, in no event shall any Fund have any liability under or in connection with this Agreement to any Eligible Director/Trustee, or beneficiary thereof, or successor or assign thereof, for any liability or losses occurring by reason of any act or omission of such Fund or any other person. Without limiting the generality of the foregoing, nothing contained in this Agreement, and no action taken pursuant to the provisions of this Agreement, shall create or be construed to create a trust of any kind, or a fiduciary relationship between any Fund or its officers or directors, on the one hand, and the Eligible Director/Trustee, any Fund or any other person or entity, on the other.

     6.4      Incapacity. If the Funds shall receive evidence satisfactory to them that the Eligible Director/Trustee or any Beneficiary entitled to receive any benefit under the Agreement is, at the time when such benefit becomes payable, a minor, or is physically or mentally incompetent to receive such benefit and to give a valid release therefor, and that another person or an institution is then maintaining or has custody of the Eligible Director/Trustee or Beneficiary and that no guardian, committee or other representative of the estate of the Eligible Director/Trustee or Beneficiary shall have been duly appointed, the Funds may make payment of such benefit otherwise payable to the Eligible Director/Trustee or Beneficiary to such other person or institution, including a custodian under a Uniform Gifts to Minors Act, or corresponding legislation (who shall be an adult, a guardian of the minor or a trust company), and the release of such other person or institution shall be a valid and complete discharge for the payment of such benefit.

     6.5      Cooperation of Parties. All parties to this Agreement and any person claiming any interest hereunder agree to perform any and all acts and execute any and all documents and papers which are necessary or desirable for carrying out this Agreement or any of its provisions.

     6.6      Governing Law. This agreement is made and entered into in the State of New York and all matters concerning its validity, construction and administration shall be governed by the laws of the State of New York.

     6.7      Non-guarantee of Directorship/Trusteeship. Nothing contained in this Agreement shall be construed as a contract or guarantee of the right of the Eligible Director/Trustee to be, or remain as, a director/trustee of a Fund or to receive any, or any particular rate of, Compensation with respect to a Fund.

     6.8      Counsel. A Fund may consult with legal counsel with respect to the meaning or construction of this Agreement, its obligations or duties hereunder or with respect to any action or proceeding or any question of law, and it shall be fully protected with respect to any action taken or omitted by it in good faith pursuant to the advice of legal counsel.

     6.9      Spendthrift Provision. The Eligible Director/Trustee’s and Beneficiaries’ interest in the Deferral Accounts may not be anticipated, sold, encumbered, pledged, mortgaged, charged, transferred, alienated, assigned nor become subject to execution, garnishment or attachment and any attempt to do so by any person shall render such Deferral Accounts immediately forfeitable.

     6.10      Notices. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or mailed by United States registered or certified mail, return receipt requested, postage prepaid, or by nationally recognized overnight delivery service providing for a signed return receipt, addressed to the Eligible Director/Trustee at the home address set forth in the Funds’ records and to a Fund at the address set forth on the first page of this Agreement, provided that all notices to the Funds shall be directed to the attention of the President of the Funds or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon its receipt.

     6.11      Entire Agreement. This Agreement contains the entire understanding between the Funds and the Eligible Director/Trustee with respect to the payment of non-qualified elective deferred compensation by the Funds to the Eligible Director/Trustee.

     6.12      Interpretation of Agreement. The Funds shall have the right to interpret this Agreement, and all interpretations of, and determinations related to, this Agreement made by the Funds, including any determinations of the amounts of the Deferral Account, shall be conclusive and binding upon all parties; and the Funds shall not incur any liability to the Eligible Director/Trustee for any such interpretation or determination so made or for any other action taken by it in connection with this Agreement to the maximum extent permitted by law. Notwithstanding any other provision of the Agreement to the contrary, the Funds shall interpret the Agreement, and exercise authority and discretion under the Agreement, to satisfy the requirements of Section 409A of the Code or any exemption thereto.

     6.13      Compliance with Section 409A of the Code. Any Election Form submitted under this Agreement that is subject to Section 409A of the Code shall include such additional terms and conditions as may be required to satisfy the requirements of Section 409A of the Code.

     6.14      Successor and Assigns. This Agreement shall be binding upon, and shall inure to the benefit of, the Funds and their successors and assigns and to the Eligible Director/Trustee and his heirs, executors, administrators and personal representatives.

     6.15      Severability. In the event any one or more provisions of this Agreement are held to be invalid or unenforceable, such illegality or unenforceability shall not affect the validity or enforceability of the other provisions hereof and such other provisions shall remain in full force and effect unaffected by such invalidity or unenforceability.

     6.16      Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

Eligible Director/Trustee
Name:

Exhibit A

PLEASE CHECK THE BOX FOR EACH FUND, IF ANY, FOR WHICH
THE ELIGIBLE DIRECTOR/TRUSTEE HAS PREVIOUSLY BEEN
DEFERRING COMPENSATION PURSUANT TO A PRIOR AGREEMENT

CLOSED-END FUNDS
☐	Morgan Stanley Asia-Pacific Fund, Inc.
☐	Morgan Stanley Eastern Europe Fund, Inc.
☐	Morgan Stanley Emerging Markets Debt Fund, Inc.
☐	Morgan Stanley Emerging Markets Fund, Inc.
☐	Morgan Stanley Global Opportunity Bond Fund, Inc.
☐	Morgan Stanley High Yield Fund, Inc.
☐	Morgan Stanley India Investment Fund, Inc.
☐	The Latin American Discovery Fund, Inc.
☐	The Malaysia Fund, Inc.
☐	The Thai Fund, Inc.
☐	The Turkish Investment Fund, Inc.

OPEN-END FUNDS
☐	Morgan Stanley Institutional Fund, Inc.
☐	The Universal Institutional Funds, Inc.
☐	Morgan Stanley Institutional Fund Trust

A-1

Exhibit B

DEFERRED COMPENSATION AGREEMENT
DEFERRAL ELECTION AND RETURN DESIGNATION FORM

TO:	President of the Funds
FROM:
DATE:	, 20

     With respect to the Deferred Compensation Agreement (the “Agreement”) dated as of _______ __, 20__ by and between the undersigned and the Funds, I hereby make the following election, subject in all respects to the provisions of the Agreement:

Deferral of Compensation

     Commencing _______ __, 20__, and for each year thereafter (unless subsequently amended by way of a new election form), I hereby elect that my Compensation (as defined under the Agreement) from each Fund be deferred as provided on Schedule A and that each Fund establish a bookkeeping account credited with amounts equal to the amount so deferred (each a “Deferral Account”).

     Further, I hereby elect that my Deferral Accounts receive a return as indicated on Schedule B hereof.

     I understand that I may amend this return designation in the manner, and at such time, as permitted under the Agreement. Furthermore, I acknowledge that, pursuant to Section 3.3 of the Agreement, the Funds have reserved the right to disregard the designation made above and to consider my Deferral Account for the Funds to receive a return equal to the return on shares of the Funds as determined by the President of the Funds.

     I hereby elect that my distributions of amounts deferred under the Agreement shall be as indicated on Schedule C hereof. I understand that I may amend this distribution election in the manner, and at such time, as permitted under the Agreement. I understand that the value of my Deferral Accounts may decrease depending on the performance of the hypothetical investment returns credited in respect of my Deferral Accounts from time to time (including during any such time as the amounts in my Deferral Accounts are being distributed). I further understand and agree that neither the Funds nor any other party associated with the Agreement shall be held liable for any decrease in the value of my Deferral Accounts.

     I understand that the obligations of the Funds under the Agreement constitute mere promises to make payments as and to the extent required under the Agreement. I further understand that the Deferral Accounts are mere bookkeeping entries, that any amounts held in respect of the Deferral Account with respect to a Fund shall remain the general assets of such Fund and that, with respect to the payment of such amounts, I am merely an unsecured general creditor of such Fund. I may not sell, encumber, pledge, assign or otherwise alienate the amounts held under any Deferral Account.

     I understand that the election(s) made on Schedule B hereof with respect to the return on my Deferral Accounts will apply as of the date hereof to all amounts previously deferred from the Funds and currently held in my Deferral Accounts pursuant to a Prior Agreement (as defined in the Agreement), and that the President of the Funds will allocate, except as described below, such prior deferred amounts in the percentage(s) indicated on Schedule B hereof. I also understand that the President of the Funds shall not change the allocation of the rate(s) of return on such amounts previously deferred unless and until I submit a revised version of this form to the President of the Funds pursuant to the Agreement.

     I understand that if (a) one of the Investment Options (as defined in the Agreement) elected by me on Schedule B hereof merges into another fund and such surviving fund is not subsequently added to Schedule B hereof as an Investment Option and (b) I do not promptly following such merger submit a revised version of this form to the President of the Funds, then the President of the Funds shall re-allocate the percentage of my compensation deferrals whose rate(s) of return is attributable to such former Investment Option equally among any other Investment Options I have elected on Schedule B hereof or as otherwise determined in the sole discretion of the President of the Funds.

     I understand that in the event of (a) a liquidation, dissolution or winding up of any Investment Option elected by me on Schedule B hereof or (b) the distribution of all or substantially all of such Investment Option’s assets and property to its shareholders, which (in either case) occurs prior to the end of a calendar quarter, the President of the Funds will designate an alternative Investment Option to replace the former Investment Option with respect to my compensation deferrals until such time as I submit a revised version of this form to the President of the Funds.

*          *          *           *

     I hereby agree that the terms of the Agreement are incorporated herein and are made a part hereof. Dated as of the day and year first above written.

ELIGIBLE DIRECTOR/TRUSTEE:

Name:

Schedule A

PLEASE INDICATE THE
PERCENTAGE OF
COMPENSATION FROM THE FUNDS WHICH
THE ELIGIBLE DIRECTOR/TRUSTEE
REQUESTS BE DEFERRED

Schedule B

RATE OF RETURN

I elect to have my Deferral Accounts earn a rate of return equal to the rate of return on shares of the following investment companies, or a rate of return equal to the rate of return on shares of the following Portfolios of investment companies, in each case based on the percentages of the value of my Deferral Accounts as indicated opposite the name of the fund shares or the Portfolio shares listed below:

     PLEASE SELECT NO MORE THAN FOUR (4)
OF THE INVESTMENT OPTIONS SET FORTH BELOW

Percentage
Deferred
(not less than
10% per
Portfolio or
	Fund/Portfolio	Class	Fund)

1.	Morgan Stanley Institutional Liquidity Funds -
Money Market Portfolio
2.	Morgan Stanley American Opportunities Fund	Class D
3.	Morgan Stanley Institutional Fund Inc. - Equity	Class I
Growth Portfolio
4.	Morgan Stanley Dividend Growth Securities	Class D
5.	Morgan Stanley Institutional Fund Inc. - Value	Class I
Equity Portfolio
6.	Morgan Stanley Institutional Fund Trust - Mid	Class I
Cap Growth Portfolio
7.	Morgan Stanley Institutional Fund Trust - US	Class I
Mid Cap Value Portfolio
8.	Morgan Stanley Institutional Fund Inc. - Small	Class I
Company Growth Portfolio
9.	Morgan Stanley Institutional Fund Trust - US	Class I
Small Cap Value Portfolio
10.	Morgan Stanley Institutional Fund Inc. -	Class I
International Equity Portfolio
11.	Morgan Stanley Institutional Fund Inc. -	Class I
Emerging Markets Portfolio
12.	Morgan Stanley Strategist Fund	Class D
13.	Morgan Stanley Institutional Fund Inc. - US	Class I
Real Estate Portfolio
14.	Morgan Stanley Series Funds - Commodities	Class D
Alpha Fund
15.	Morgan Stanley Institutional Fund Trust -	Class I
Investment Grade Fixed Income Portfolio

Percentage
Deferred
(not less than
10% per
Portfolio or
	Fund/Portfolio	Class	Fund)
16.	Morgan Stanley FX Series Funds - FX Alpha	Class D
Strategy Portfolio
17.	Morgan Stanley FX Series Funds - FX Alpha	Class D
Plus Strategy Portfolio

Schedule C

METHOD OF DISTRIBUTION

☐	A single sum; or

☐	generally equal annual installments over five years

Exhibit C

DEFERRED COMPENSATION AGREEMENT
BENEFICIARY DESIGNATION FORM

TO:	President of the Funds
FROM:
DATE:	, 20

     With respect to the Deferred Compensation Agreement (the “Agreement”) dated as of ________ __, 20__, by and between the undersigned and the Funds, I hereby make the following beneficiary designations:

I.     Primary Beneficiary

     I hereby appoint the following as my Primary Beneficiary(ies) to receive at my death the amounts held in my Deferral Accounts under the Agreement. In the event I am survived by more than one Primary Beneficiary, such Primary Beneficiaries shall share equally in such amounts unless I indicate otherwise on an attachment to this form:

Name	Relationship

Address

City	State	Zip

II.     Secondary Beneficiary

     In the event I am not survived by any Primary Beneficiary, I hereby appoint the following as Second Beneficiary(ies) to receive death benefits under the Agreement. In the event I am survived by more than one Secondary Beneficiary, such Secondary Beneficiaries shall share equally unless I indicate otherwise on an attachment to this form:

Name	Relationship

Address

City	State	Zip

D-1

     I understand that I may revoke or amend the above designations at any time. I further understand that if I am not survived by any Primary or Secondary Beneficiary, my Beneficiary shall be as set forth under the Agreement.

ELIGIBLE DIRECTOR/TRUSTEE:

Name: __________________

D-2